Exhibit 5.1

ATTORNEYS AND COUNSELORS AT LAW One Biscayne Tower 2 S. Biscayne Boulevard | Suite 2100 Miami, FL 33131 T: 305.373.9400 F: 305.373.9443 nelsonmullins.com

July 16, 2021

FedNat Holding Company

14050 N.W. 14th Street, Suite 180

Sunrise, FL 33323

Re:    FedNat Holding Company (the “Company”)

          Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to the Company in connection with the preparation of the registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof. The Registration Statement relates to the registration by the Company for resale by the selling shareholder listed in the prospectus (the “Prospectus”) included as part of the Registration Statement of up to 3,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”). The Shares may be sold and delivered from time to time as set forth in the Registration Statement, any amendment thereto, the Prospectus, and one or more supplements to the Prospectus.

As counsel to the Company, we have examined (a) the Company’s Second Restated Articles of Incorporation, as in effect on the date hereof; (b) the Company’s Second Amended and Restated Bylaws, as in effect on the date hereof; (c) certain resolutions adopted by the Company’s Board of Directors with respect to the issuance of the Shares; and (d) the Registration Statement and all exhibits to the Registration Statement.

In such examination, we have assumed the genuineness of all signatures on original documents, and the conformity to original documents of all copies submitted to us as conformed or photostatic copies. As to various questions of fact material to our opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that the Shares have been validly issued, and are fully paid and nonassessable.

C A L I F O R N I A | C O L O R A D O | D I S T R I C T O F C O L U M B I A | F L O R I D A | G E O R G I A | M A R Y L A N D | M A S S A C H U S E T T S | N E W Y O R K
  N O R T H C A R O L I N A | S O U T H C A R O L I N A | T E N N E S S E E | W E S T V I R G I N I A

FedNat Holding Company

July 16, 2021

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act 1933, as amended, or the rules and regulations of the Commission.

This opinion letter is limited to the specific matters addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should any applicable law change after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

Very truly yours,

NELSON MULLINS RILEY & SCARBOROUGH LLP

/s/ Nelson Mullins Riley & Scarborough LLP